UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

April 26, 2026
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (604) 732-6124

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.005 per share	LULU	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On April 26, 2026, the board of directors (the “Board”) of lululemon athletica inc. (the “Company”) appointed Esi Eggleston Bracey as a member of the Board, effective April 28, 2026. In connection with Ms. Bracey’s appointment, the Board increased the size of the Board from 10 to 11 members.

Ms. Bracey has over 30 years of experience building cosmetics and beauty brands across international markets around the world. She most recently served as Chief Growth & Marketing Officer at Unilever PLC, from 2024 to 2025, and previously held roles as President of Unilever USA and CEO of Unilever Personal Care, North America, from 2022 to 2023, and Executive Vice President & Chief Operating Officer, North America Beauty and Personal Care, from 2018 to 2022. She also served as President of Consumer Beauty at Coty Inc. from 2015 to 2017. Ms. Bracey began her career at The Procter & Gamble Company, where she held various leadership roles. Ms. Bracey currently serves on the board of Williams-Sonoma, Inc. and previously served on the board of Six Flags Entertainment Corporation. She holds a Bachelor of Arts degree in Engineering Sciences from Dartmouth College.

Ms. Bracey will serve as a Class I director with an initial term expiring at the 2026 annual meeting of stockholders (the “Annual Meeting”). Ms. Bracey’s committee appointments will be determined at a later date. The Board has determined that Ms. Bracey qualifies as an “independent” director under Nasdaq listing standards.

Other than as described in this Item 5.02, there are no arrangements or understandings between Ms. Bracey and any other person pursuant to which she was selected as a director. There are no transactions in which Ms. Bracey has a direct or indirect material interest requiring disclosure under Item 404(a) of Regulation S-K. Ms. Bracey will receive standard compensation for her service as a director consistent with that of the Company’s other non-employee directors. The Company expects Ms. Bracey to enter into its standard form indemnification agreement for non-employee directors.

Departure of Director

On April 26, 2026, Shane Grant, a member of the Board, informed the Board that he plans to retire from the Board at the end of his current term and will not stand for reelection at the Annual Meeting. Immediately following the Annual Meeting, the size of the Board will be reduced from 11 to 9 members. Mr. Grant currently serves on the Audit Committee. Mr. Grant’s decision to not stand for reelection was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. As previously disclosed on March 17, 2026, an additional member of the Board, David Mussafer, will not stand for reelection at the Annual Meeting.

Item 7.01 Regulation FD Disclosure.

On April 28, 2026, the Company issued a press release in connection with Ms. Bracey’s appointment to the Board as reported under Item 5.02 above. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued on April 28, 2026.
104	Cover Page Interactive Data File (formatted in iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: April 28, 2026	/s/ MEGHAN FRANK
Meghan Frank
Interim Co-Chief Executive Officer and Chief Financial Officer

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